Exhibit 99.2

COLD SPRING CAPITAL INC. COMPLETES ITS INITIAL PUBLIC OFFERING

NEW CANAAN, CONNECTICUT, November 16, 2005 — Cold Spring Capital Inc. (AMEX:CDS) today announced that it has closed its initial public offering of 20,000,000 units at a price of $6.00 per unit, generating gross proceeds to the Company of $120,000,000.  Each unit consists of one share of common stock and two warrants.

Cold Spring Capital Inc. is a “blank check company” recently formed for the purpose of acquiring one or more operating businesses, portfolios of financial assets or real estate assets that are expected to generate financial assets.  Deutsche Bank Securities Inc. acted as lead manager and sole book runner for the initial public offering.  The offering is being made only by means of a prospectus, copies of which may be obtained by writing to the Deutsche Bank Prospectus Department at either 1251 Avenue of the Americas, 25th Floor, New York, NY  10020 or prospectusrequest@list.db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Cold Spring Capital Inc.

Joseph S. Weingarten

President and Treasurer

(203) 972-0888